SCHEDULE 14C/A
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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RELIABRAND INC.
(Name of Registrant as Specified in Its Charter)
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RELIABRAND, INC.
430 Banks Road Suite 100
Kelowna, BC V1X 6A3
Canada
INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of RELIABRAND INC. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company.  This Information Statement will be mailed on approximately October 24, 2012 to shareholders of record of the Company’s Common Stock as of October 15, 2012 (“Record Date”).   Specifically, this Information Statement relates to the Amendment of the Company’s Articles of Incorporation.

On April 26, 2012, the Board of Directors approved an amendment to its Articles of Incorporation increasing the authorized capital of the Company from 100,000,000 to 150,000,000 shares of common stock.   At the Annual Meeting of Shareholders held on April 26, 2012, the shareholders moved for an increase in capitalization and the Board and approved this increase in capital.

The filing of the Amendment to the Amended and Restated Certificate of Incorporation of the Company with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this Information Statement.  This Information Statement will be sent on or about October 24, 2012 to the Company’s shareholders of record on the Record Date who were not solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law.  You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

Sincerely,

/s/ Antal Markus
Chairman of the Board

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholder of the Company, on April 26, 2012 and to discuss the purposes and reasons for such actions.

PURPOSES OF
 AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company was incorporated in the State of Nevada, United States of America on February 22, 2007 as Startale Group, Inc. and our name was changed to Alco Energy Inc. effective May 21, 2008 and on June 4, 2009, our name was changed to A & J Venture Capital Group, Inc.  In February, 2011, our name was changed to Reliabrand Inc.

On January 20, 2011, the Company entered into an Asset Purchase Agreement (the Agreement”) with 0875505 B.C. Ltd. (“0875505 BC”), a British Columbia company and as a result, the Company acquired multiple patents and trademarks relating to Adiri, Inc. (Adiri”). Adiri was granted the initial patents and trademarks which were assigned to 0875505 BC which assigned these assets to the Company.  These patents and trademarks relate to a baby bottle and related components.  Since the closing of the Agreement, the Company has expended its capital towards improving the baby bottles design and the design of the components and has begun to manufacture and market and sell baby bottles and related accessories.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will  implement the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about October 24, 2012 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on October 15, 2012.  The amendment to the Amended and Restated Certificate of Incorporation requires the affirmative vote of a simple majority of the issued and outstanding voting stock.  On such date, the Company had issued and outstanding 78,916,503 shares of its Common Stock and 10,000 shares of its Series A Preferred Stock (the “Series A Shares”).  The Series A Preferred Shares represent a vote equal to 45% of the common shares.  Accordingly, on the Record Date, there were a total of 76,916,503 shares of common stock votes plus the Series A Shares, and the Company has received a majority of such votes (54,119,926) votes, or 68.59% approving the Amendment.  Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting  from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group.  Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

	Number of Shares	Percentage
Name & Address	as of 10/15/12	as of 10/15/12

Antal Markus(1)(2) 430 Banks Road Suite 100 Kelwona BC V1X 6A3	54,119,926	68.58%

Officers & directors as a Group (1 person)	54,119,926	68.58%

(1)           Denotes officer and/or director.
(2)           Includes 18,607,500 shares of common stock plus 10,000 shares of Series A Shares, which are entitled to 35,119,926 votes.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below.  Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position
Antal Markus	55	CEO/CFO/ Secretary/Director

Family Relationships. There are no family relationships between any of the officers and directors.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

Antal Markus, Director

Mr. Antal Markus is a businessman with more than 20 years’ experience in the United States and Canadian financial and real estate markets.  Mr. Markus has been an officer and director of the Company since September 2010.  For the five  years prior to joining the Company, Mr. Markus was involved in the Canadian real estate market as a real estate investor.  Prior to that time, Mr. Markus acted as a consultant to various private and public companies in connection with potential business opportunities for those companies.

COMPENSATION OF MANAGEMENT

During the year ended June 30, 2012 and to date for 2012, no officer or director has received compensation from the Company. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During the year ended June 30, 2012, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

Change in Authorized Shares of Stock

The authorized capital structure is being changed. At present, the Company is authorized to issue 100,000,000 shares of common stock having a par value of $.001 per share and 10,000,000 shares of preferred stock with a par value of $.001 per share.  The Company proposes to increase the number of authorized shares to 160,000,000 shares, comprised of 150,000,000 shares of common stock, par value $.001, with the number of preferred shares remaining at 10,000,000 shares, par value $.001.

POTENTIAL ANTI-TAKEOVER EFFECT

Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the increase in our authorized capital through the increase of the capital stock of the Company is not being undertaken  in response to any effort of which the Board of  Directors is aware to accumulate shares of the Common Stock or obtain control of the Company.  The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time.  A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.  Management may also use additional shares of the Company’s stock, either common or preferred, to resist or frustrate a third party transaction which may offer an above-market premium which would be favored by a majority of independent stockholders.

Purpose of Increasing the Company’s Authorized Shares of Common Stock

General Corporate Purposes

The Company’s directors believe that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisition transactions, stock dividends, stock splits and other general corporate purposes.  The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders’ meeting.  Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders.

Amendment of Articles of Incorporation

The amendment to the Company’s Articles of Incorporation provides for the authorization of 150,000,000 shares of the Company’s common stock    As of October 15, 2012, 78,916,503 shares of the Company’s common stock were issued and outstanding.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in the Company’s authorized common stock.  The advantages include:

•	The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.

•	To have shares of common stock available to pursue business expansion opportunities, if any.

•	The disadvantages include:

•	Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time.  A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price.  The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., , Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 430 Banks Road, Suite 100, Kelowna BC Canada V1X 6A3

BY ORDER OF THE BOARD OF DIRECTORS

October 23, 2012	By:	/s/ Antal Markus
Antal Markus
Chairman of the Board